Exhibit 10.22
United Chile LLC
12300 Liberty Boulevard
Englewood, CO 80112
Telephone: (303) 220-6600 ♦ Facsimile: 303-220-6691
December 22, 2006
Dear Mr.(Ms.) «Last»:
As a former employee of UnitedGlobalCom, Inc., working on Latin America matters you were previously awarded phantom options (the “Old Phantom Options”) under the UIH Latin America, Inc. Stock Option Plan (the “Old Plan”). As a result of a restructuring on May 9, 2006 (the “May 2006 Transaction”), all then outstanding Old Phantom Options were deemed to have been exercised and terminated pursuant to the terms of the Old Plan and the applicable award agreement. Due to the negative equity value of United Latin America, Inc. (formerly UIH Latin America, Inc., “ULA”) at the time of the May 2006 Transaction, no value was associated with the Old Phantom Options at that time.
We are writing to inform you of the decision of United Chile LLC (“United Chile”) to offer benefits similar to those provided by the Old Phantom Options to persons who held Old Phantom Options at the time of the May 2006 Transaction. Subject to the terms and conditions of this letter agreement, you will be eligible to receive payments from United Chile, which will be determined by reference to the terms of those of your Old Phantom Options that were outstanding and unexercised immediately prior to the time of the May 2006 Transaction, as modified by the terms of this letter agreement (the “United Chile Synthetic Options”).
1. Background
     (a) May 2006 Transaction. At the time of the May 2006 Transaction, ULA’s principal asset was its indirect ownership through United Chile of 80% of the common stock of VTR GlobalCom S.A. (“VTR”). In the May 2006 Transaction, ULA sold all of its equity interest in United Chile to UnitedGlobalCom, Inc., its indirect parent company, for a promissory note. ULA also held the following indirect interests in the following operating companies, none of which were transferred in the May 2006 Transaction: 100% of the stock of Star GlobalCom S.A. (“Peru”); 100% of the stock of UnitedGlobalCom do Brasil Telecom Ltda. (“Brazil”) and 50% of the membership interests in MGM Networks Latin America LLC (“MGM LA”). The total long-term liabilities of ULA at April 30, 2006 prior to the May 2006 Transaction (excluding liabilities of the above operating companies and ULA’s other subsidiaries) were indebtedness of $1,222,711,456 (of which $809,912,249 was principal and $412,799,207 was accrued and unpaid interest) to United Latin America Holdings, Inc. evidenced by a promissory note in the original principal amount of $900 million (the “ULA Note”). United Chile did not assume any of such long term liabilities of ULA in the May 2006 Transaction. As of the date of this letter agreement, United Chile’s principal asset is its direct and indirect 80% equity interest in VTR.

     (b) Old Phantom Options. Schedule A sets forth the following terms of each of your Old Phantom Options immediately prior to the May 2006 Transaction (capitalized terms having the meaning provided in the Old Plan): number of Shares, Phantom Option Price and expiration date (subject to earlier termination in accordance with the Old Plan). The number of outstanding shares of common stock of ULA at the time of the May 2006 Transaction was 20,409,000 (the “ULA O/S Number”). Your Old Phantom Options were fully vested.
2. United Chile Synthetic Options.
     (a) Terms. Pursuant to this letter agreement, each Old Phantom Option listed on Schedule A will be deemed to have been converted into a United Chile Synthetic Option (i) with respect to a number of hypothetical shares of United Chile common stock (each a “United Chile Share”), as if United Chile were a corporation, equal to the number of Shares that were subject to such Old Phantom Option, (ii) with a base price per share for purposes of determining the increase in value of a United Chile Share (“Base Price”) equal to the Phantom Option Price of such Old Phantom Option and (iii) with an expiration date (subject to earlier termination or forfeiture as provided herein) the same as the expiration date of such Old Phantom Option, all as set forth on Schedule A. Each such United Chile Synthetic Option is deemed to be fully vested.
     (b) Exercise. Your United Chile Synthetic Options will be exercisable during the period commencing on the date of your acceptance of this letter agreement and ending at 5:00 p.m. Denver, Colorado time (“Close of Business”) on the earlier of (i) the expiration date of such United Chile Synthetic Option and (ii) the date of termination of such United Chile Synthetic Option determined in accordance with paragraph 2(d) of this letter agreement (the “Term”). United Chile Synthetic Options with the same expiration date may be exercised in full, but not in part, at any time during their Term by delivering written notice to United Chile in the form attached hereto as Exhibit A. Such United Chile Synthetic Options will be deemed exercised on the date United Chile receives the notice of exercise. If not exercised earlier, each United Chile Synthetic Option will be deemed exercised in full immediately prior to the expiration of its Term.
     (c) Payment. In compliance with Internal Revenue Code Section 409A (“Section 409A”), no payments in connection with the exercise of a United Chile Synthetic Option will be made prior to the expiration of its Term. Within 30 days following the last day of the Term of the United Chile Synthetic Option exercised (or deemed exercised) by you, United Chile will deliver a lump sum cash payment equal to the amount by which the Fair Market Value of a United Chile Share (determined in accordance with paragraph 3 hereof) on the date of exercise (or deemed exercise) exceeds the Base Price of such United Chile Synthetic Option, less the amount required to be withheld under applicable national, federal, state and local tax laws (the “Exercise Payment”). The Exercise Payment will be deemed paid when payment is made by one of the following means selected by United Chile: (i) by check payable to you in an amount equal to the amount of the Exercise Payment, delivered personally to you or at your direction or deposited in the United States mail addressed to you or your nominee or

(ii) by delivery of an amount equal to the Exercise Payment by electronic transfer to your designated account. No interest will be credited to the Exercise Payment for the period from the date of exercise through the payment date. If your employment or consulting relationship with Liberty Global, Inc. (“LGI”) and its direct or indirect majority-owned subsidiaries (“Subsidiaries”) is terminated for cause, as determined by the Compensation Committee of LGI’s Board of Directors (the “LGI Committee”), your right to any payment with respect to your United Chile Synthetic Options will be automatically forfeited.
     (d) Forfeiture; Early Termination. If your employment or consulting relationship with LGI and its Subsidiaries is terminated for cause, as determined by the LGI Committee, your United Chile Synthetic Options will thereupon be forfeited and become null and void for all purposes. Unless otherwise determined by the LGI Committee, your United Chile Synthetic Options shall terminate at the Close of Business on the date specified below if earlier than the expiration date of such United Chile Synthetic Options:
          (i) If your employment or consulting relationship with LGI and its Subsidiaries terminates during the Term because you become Disabled, as defined in the Old Plan, your United Chile Synthetic Options will terminate on the first Business Day following the expiration of the one-year period following termination of such relationship;
          (ii) If you die while employed by or a consultant to LGI and its Subsidiaries or within the 90-day period referred to in clause (iii) below, your United Chile Synthetic Options will terminate on the first Business Day following the expiration of the one-year period which began on the date of your death; or
          (iii) If your employment or consulting relationship with LGI and its Subsidiaries terminates for any reason other than for cause, Disability or death, then your United Chile Synthetic Options will terminate on the first Business Day following the expiration of the 90-day period which began on the date of termination of such relationship
3. Valuation.
     (a) Consistent with the Old Plan, the “Fair Market Value” of a United Chile Share is the price at which a willing seller, under no obligation to sell, would sell and a willing buyer, under no obligation to buy, would buy a United Chile Share, as determined by the LGI Committee in good faith. Such determination will be made by the LGI Committee in a manner consistent with Section 8.4 of the Old Plan with the following modifications:
          (i) References to UIH Latin America shall be deemed to be refer to United Chile and references to the Board shall be deemed to refer to the LGI Committee;

          (ii) For purposes of determining the Fair Market Value of a United Chile Share, the number of outstanding United Chile Shares will be deemed to be the same as the ULA O/S Number.
          (iii) The long-term liabilities of United Chile will be deemed to include an amount equal to the balance (including principal plus accrued but unpaid interest) of the ULA Funding Amount deemed outstanding from time to time. For this purpose, the “ULA Funding Amount” means an amount equal to (i) $1,264,515,098 of which $809,912,249 represents principal (the “Principal Amount”) and the balance represents interest deemed to have accrued thereon to but excluding December 1, 2006, plus (ii) simple interest on the Principal Amount deemed outstanding from time to time calculated at the rate of 10.75% per annum (based on a 360-day year and actual days lapsed) from and including December 1, 2006 until deemed paid in full. If United Chile shall at any time distribute with respect to its membership interests assets or securities of other persons (excluding cash distributions of the nature that would have been excluded from the adjustment provisions of Section 4.3 of the Old Plan if made by ULA) or evidences of indebtedness, then the fair market value of such assets, securities or evidences of indebtedness shall be applied as of the date of such distribution first to reduce the accrued and unpaid interest and then to reduce the outstanding Principal Amount of the ULA Funding Amount.
          (iv) Except as provided in Section 8.4(a) of the Old Plan, determination of the Fair Market Value of a United Chile Share will be made no more than once every six months based on year ended December 31 and six-months ended June 30 financial information.
     (b) The ULA Funding Amount is intended to be a proxy for the outstanding indebtedness of ULA pursuant to the ULA Note at the time of the May 2006 Transaction, plus the interest that has or would have continued to accrue thereon, reduced by $9,952,000 (the “Net Other Asset Value”). The Net Other Asset Value is intended to represent the aggregate amount of the net proceeds after taxes payable in cash of the deemed sale as of December 1, 2006 by ULA of its entire interest in each of Peru, Brazil and MGM LA for their respective fair market values determined in a manner consistent with the methodology in Section 8.4(b) of the Old Plan or in accordance with the terms of a binding contract of sale, as applicable, which amount is $24,776,000, reduced by the negative working capital of ULA of $14,824,000 at November 30, 2006. The Net Other Asset Value was applied to reduce accrued interest on the ULA Note in determining the ULA Funding Amount.
4. Corporate Transaction.
     (a) In the event of (i) a merger or consolidation of United Chile with or into an entity other than a Liberty Global Entity (as defined below) or any event as a result of which United Chile ceases to be a Liberty Global Entity; (ii) a merger or consolidation of VTR with or into another entity if after giving effect thereto VTR ceases to be a Liberty Global Entity; (iii) the sale or conveyance of the assets of United Chile as an entirety or substantially as an entirety (other than a sale or conveyance to a Liberty Global Entity); or (iv) the dissolution or liquidation of United Chile, your United Chile Synthetic Options will be automatically deemed exercised as of the closing date of such transaction or, in the case of a dissolution or liquidation, the date on which the resolutions to dissolve or liquidate are adopted; provided that, if the event resulting in the deemed exercise of your United Chile Synthetic Options does not qualify as a change in control within the meaning of the regulations promulgated pursuant to Section 409A, then in accordance with paragraph 2(c) hereof, any payment with respect to your United Chile Synthetic Options will be made at the expiration of their Term.
     (b) In the event of a merger or consolidation of United Chile with or into a Liberty Global Entity or the sale or conveyance of the property of United Chile as an entirety or substantially as an entirety to a Liberty Global Entity, the successor or continuing entity or transferee, as the case may be, will assume the United Chile Synthetic Options then outstanding or substitute new synthetic options therefor and make such new or assumed synthetic options as nearly as may be practical equivalent to the United Chile Synthetic Options immediately prior to such transaction as determined by the LGI Committee.
     (c) The term “Liberty Global Entity” as used in this paragraph 4 shall mean LGI and any corporation, limited liability company or similar entity of which LGI directly or indirectly owns equity interests representing more than 50% of the voting power of all classes of equity interests of the entity which have the right to vote generally on matters submitted to a vote of the equity holders of that entity.
5. Section 409A.
     If you are a “specified employee,” as such term is defined in Section 409A and determined as described below, any payments payable following termination of your employment relationship (other than by reason of death or Disability, as defined in the Old Plan) shall not be payable before the earlier of (i) the date that is six months after your termination, (ii) the date of your death, or (iii) the date that otherwise complies with the requirements of Section 409A. You shall be deemed a “specified employee” for the twelve-month period beginning on April 1 of a year if you are a “key employee” as defined in “Section 416(i) of the Internal Revenue Code (without regard to Section 416(i)(5)) as of December 31 of the preceding year.
     If any provision of this letter agreement would result in the imposition of an applicable tax under Section 409A, you agree that such provision will be reformed to avoid imposition of the applicable tax and no action taken to comply with Section 409A shall be deemed to adversely affect your rights or benefits hereunder.
6. Employment; Transferability
     (a) Nothing contained herein shall confer upon you any right with respect to the continuation of your employment by, or consulting relationship with, LGI or any of its Subsidiaries, or interfere in any way with the right of LGI or any of its Subsidiaries, subject to the terms of any separate employment agreement or other contract to the contrary, at any time to terminate such services or to increase or decrease your compensation from the rate in existence at the date hereof. Whether an authorized leave of absence, or absence in military or government service, shall constitute a termination of service shall be determined by the LGI Committee at the time.
     (b) The amount of any compensation received or deemed to be received by you as a result of the exercise of a United Chile Synthetic Option shall not constitute “earnings” or “compensation” with respect to which any other employee benefits are determined, including, without limitation, benefits under any pension, profit sharing, 401(k), life insurance or salary continuation plan.
     (c) No right or interest in your United Chile Synthetic Options shall be assignable or transferable by you during your lifetime, either voluntarily or involuntarily, or subjected to any lien, directly or indirectly, by operation of law, or otherwise, including execution, levy, garnishment, attachment, pledge or bankruptcy. In the event of your death, your right to exercise your United Chile Synthetic Options prior to the termination thereof in accordance with paragraph 2(d)(ii) and receive the Exercise Payment therefor will be transferable by will or the laws of descent and distribution.
7. Withholding.
     United Chile shall withhold all amounts required to be withheld for national, federal, state and local tax purposes from all payments to be made with respect to your exercised United Chile Synthetic Options.
8. Determinations by the LGI Committee.
     All decisions and determinations made by the LGI Committee pursuant to this letter agreement or with respect to the subject matter hereof shall be final, binding and conclusive. Your rights and the obligations of United Chile hereunder will be subject to such rules and regulations as the LGI Committee may adopt from time to time.
9. Miscellaneous.
     (a) Severability. If any provision hereof is found to be illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining provisions hereof and this letter agreement shall be construed and enforced as if such illegal or invalid provision had not been set forth herein.
     (b) Governing Law. This letter agreement will be governed by, and construed in accordance with, the internal laws of the State of Colorado. Each party irrevocably submits to the general jurisdiction of the state and federal courts located in the State of Colorado in any action to interpret or enforce this letter agreement and irrevocably waives any objection to jurisdiction that such party may have based on inconvenience of forum.
     (c) Notices. Unless United Chile notifies you in writing of a different procedure, any notice or other communication to United Chile with respect to this letter agreement will be in writing and will be delivered personally or sent by United States first class mail, postage prepaid, overnight courier, freight prepaid or sent by facsimile and addressed as follows:
United Chile LLC
12300 Liberty Boulevard
Englewood, Colorado 80112
Attn: General Counsel
Fax: 303-220-6691
Any notice or other communication to you with respect to this letter agreement will be in writing and will be delivered personally, or will be sent by United States first class mail, postage prepaid, to your address as listed in the records of LGI and its Subsidiaries on the date hereof, unless United Chile has received written notification from you of a change of address.
     (d) Amendment. Notwithstanding any other provision hereof, this letter agreement may be supplemented or amended from time to time as approved by the LGI Committee. Without limiting the generality of the foregoing, without your consent, this letter agreement may be amended or supplemented from time to time as approved by the LGI Committee (i) to cure any ambiguity or to correct or supplement any provision herein which may be defective or inconsistent with any other provision herein, or (ii) to add to the covenants and agreements of United Chile for your benefit or surrender any right or power of United Chile reserved to or conferred upon United Chile in this letter agreement, or (iii) to reform the terms hereof as contemplated by paragraph 5 above, or (iv) to make such other changes as United Chile, upon advice of counsel, determines are necessary or advisable because of the adoption or promulgation of, or change in or of the interpretation of, any law or governmental rule or regulation.
     (e) Entire Agreement. Upon acceptance by you, this letter agreement shall constitute the entire agreement between you and United Chile regarding the subject matter hereof. Your acceptance hereof constitutes your acknowledgement that (i) the Old Plan and the Old Phantom Options and any and all claims or rights you may have had with respect thereto have terminated and are of no further force or effect and (ii) no promise or agreement not herein expressed has been made to you by United Chile or any of its affiliates with respect to the subject matter hereof or your Old Phantom Options. Only the specific provisions of the Old Plan expressly referenced herein, and no other provision thereof, may be considered in construing or interpreting this letter agreement. This letter agreement, upon your acceptance hereof, will be binding upon and inure to the benefit of the parties and their respective heirs and, in the case of United Chile, successors and assigns. Subject to paragraph 4 hereof, United Chile may assign this letter agreement and its rights and obligations hereunder to any entity acquiring all or substantially all of its assets.
     (f) No Limitation on Transactions. Nothing contained herein shall limit the right or power of United Chile or its member(s) to engage in any merger, consolidation, sale or conveyance of assets, dissolution or liquidation or to accomplish any other limited liability company act.
     (g) Acceptance. Your signature below will signify your acceptance of the terms and conditions hereof. If you have not executed and returned this letter agreement to United Chile by January 31, 2007, this letter agreement and the United Chile Synthetic Options contemplated hereby will be null and void.
Sincerely,
UNITED CHILE LLC

By:

	Name:	Elizabeth M. Markowski
	Title:	Senior Vice President
I hereby accept the United Chile Synthetic Options described in this letter agreement and I agree to be bound by the terms of this letter agreement. I understand and agree that all rights under the Old Plan and the Old Phantom Options have been terminated. I hereby further agree that all the decisions and determinations of the LGI Committee shall be final, binding, and conclusive.
EMPLOYEE

«First» «Last»

SCHEDULE A
Old Phantom Options

Shares	Phantom Option Price	Expiration Date
«ExercisableReleasable»	«Price»	«Expiration_Date»
United Chile Synthetic Options

Shares	Base Price	Expiration Date
«ExercisableReleasable»	«Price»	«Expiration_Date»

EXHIBIT A
NOTICE OF EXERCISE OF
UNITED CHILE SYNTHETIC OPTIONS

TO:	United Chile LLC, Legal Department
FROM:	«First» «Last» (Grantee)
DATE:

     The undersigned hereby elects to exercise all, and not less than all, United Chile Synthetic Options (“Synthetic Options”) having the same Expiration Date currently held by the undersigned pursuant to, and subject to, the provisions of the United Chile LLC Synthetic Option Letter Agreement dated December 22, 2006 (the “Agreement”) relating to the following:
     1. Number of Shares: «ExercisableReleasable»
     2. Base Price of Synthetic Options: «Price»
     3. Expiration Date of Synthetic Options: «Expiration_Date»
     I understand that this Notice of Exercise applies to all Synthetic Options held by me as Grantee under the Agreement that have the same Expiration Date and will be effective upon receipt of this Notice of Exercise by United Chile LLC in accordance with the provisions of Section 9(c) of the Agreement. I also understand that upon my entitlement to payment under the terms of the Agreement, United Chile LLC or an affiliate thereof will withhold any amounts required by law for the payment of applicable taxes with respect to my exercise of Synthetic Options hereunder. I understand that the terms of the Agreement will apply.

Signature

«First» «Last»
«ID»
«Address»
«Address_1»
«Email»